Exhibit 99

                                               July 18, 1995






     J.P. Morgan sells local custody and securities clearing
             businesses in Europe to Banque Paribas
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     J.P. Morgan announced today that Banque Paribas has
agreed to acquire Morgan's local custody and securities clearing businesses in Continental Europe. The sale is expected to close within four months, subject to regulatory approvals. Terms of the transaction were not disclosed.

     This announcement follows Morgan's recent agreements to sell its global securities custody and U.S. commercial paper issuing and paying agency businesses. The sales reflect a sharpening of the firm's strategic focus on its core global banking activities.

     Walter Gubert, head of J.P. Morgan in Europe, said:
"We are extremely optimistic about prospects for our advisory, trading, capital raising, and asset management and private banking businesses in Europe and around the world. We are already a leader in each of these areas, and with our increased focus, we are ideally positioned to build on our existing strengths."

     He added that "Banque Paribas was selected on a number of factors -- all underlined by its commitment to providing a smooth transition and continued service excellence for our clients." Morgan will use Banque Paribas for its own local custody and clearing needs.

     Banque Paribas will offer jobs to all the Morgan employees directly involved in the local custody and securities clearing business. Morgan provides these services in Europe through its offices in Brussels, Frankfurt, Madrid, Milan, and Paris.

     J.P. Morgan's role as operator of the Euroclear System, the world's largest clearance and settlement system for internationally traded securities, will not be affected by the sale.

     J.P. Morgan is a global banking firm that serves clients with complex financial needs through an integrated range of advisory, financing, trading, investment, and related capabilities.

     Banque Paribas is part of Groupe Paribas, an international banking and financial company headquartered in Paris, with offices in 60 countries.



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